Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178650) of Expedia, Inc. of our report dated June 16, 2014, with respect to the statements of net assets available for benefits of the Expedia Retirement Savings Plan as of December 31, 2013, and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule as of December 31, 2013, appearing in this Annual Report (Form 11-K) of the Expedia Retirement Savings Plan.

/s/ Moss Adams LLP

Seattle, Washington

June 16, 2014

1